Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces Third Quarter 2006 Results

Wayne, PA – November 2, 2006 – SunGard (http://www.sungard.com), a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services, reported today that revenue for the three months ended September 30, 2006 was $1.1 billion, an increase of 9% over revenue for the three months ended September 30, 2005. These results exclude from the third quarter of 2005 the $12 million reduction in revenue related to purchase accounting adjustments recorded in connection with the acquisition of the Company on August 11, 2005 (the “deferred revenue adjustment”). Reported revenues including this adjustment increased 11%. Revenue from software license fees in the quarter was $53 million, an increase of $11 million from the third quarter of 2005. Internal revenue (revenue from businesses owned for at least one year and further adjusted for the effects of businesses sold in the previous twelve months and the deferred revenue adjustment in the third quarter of 2005) grew 8% for the quarter compared to the same period in 2005.

Adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the three months ended September 30, 2006 was $253 million, compared to $219 million in the same period in 2005.

Reported income from operations for the three months ended September 30, 2006 was $136 million and includes amortization of acquired intangible assets of $99 million, stock-based compensation, purchase accounting adjustments and other expenses of $16 million and merger costs of $2 million. For the three months ended September 30, 2005, reported income from operations was $9 million and included merger costs of $121 million, amortization of acquired intangible assets of $66 million, the deferred revenue adjustment of $12 million and stock-based compensation and other costs of $11 million.

For the three months ended September 30, 2006, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $318 million compared to $280 million for the three months ended September 30, 2005.

Cristóbal Conde, president and chief executive officer, commented, “SunGard’s performance in the quarter was solid. In both Availability Services and Financial Systems, there was an uptick in demand for consulting services as customers turned to SunGard for domain expertise and deep understanding of their business and technology challenges. Customers continue to favor buy over build decisions and focus on system and vendor rationalization, architecture renewal and integration, all of which align well with our strategy. We also were pleased that SunGard Higher Education’s Banner administrative suite was positioned in the Leaders quadrant of Gartner, Inc.’s most recent Magic Quadrant report for Higher Education Administrative Suites. Our competitiveness remains very strong.”

Reported revenue for the first nine months of 2006 increased 7% over the same period in 2005 to $3.1 billion. Adjusted income from operations for the nine months ended September 30, 2006 was $695 million compared to $650 million last year. Reported income from operations for the nine months ended September 30, 2006 was $348 million and includes amortization of acquired intangible assets of $297 million, stock-based compensation, purchase accounting adjustments and other expenses of $45 million and merger costs of $5 million. In the first nine months of 2005, reported income from operations was $342 million and included merger costs of $139 million, amortization of acquired intangible assets of $135 million, stock-based compensation, purchase accounting adjustments and other expenses of $23 million and a one-time charge of $11 million related to the relocation of an availability services facility.

Financial Systems revenue increased 13% to $507 million for the quarter. The deferred revenue adjustment related to Financial Systems in the third quarter of 2005 was $3 million. Internal revenue grew approximately 9%. License fees were $35 million for the quarter, an increase of $6 million from the third quarter of 2005.

Notable deals in the quarter included:

•	The alternative and quantitative investments group of a global asset management firm selected SunGard’s FRONT ARENA, a real-time, integrated cross-asset trading platform.

•	One of the USA’s largest mutual fund transfer agents signed a multi-year agreement with the SunGard Transaction Network (STN) for a compliance solution related to SEC Rule 22c-2.

•	A major brand name in card services selected SunGard’s STeP to help automate account matching, reconciliation and exceptions processing across multiple lines of businesses and to assist with SOX compliance.

Higher Education & Public Sector Systems revenue increased 15% to $221 million for the quarter. The deferred revenue adjustment related to Higher Education and Public Sector Systems in the third quarter of 2005 was $3 million. Internal revenue grew approximately 12%. License fees were $16 million for the quarter, an increase of $3 million from the third quarter of 2005.

Notable deals in the quarter included:

•	A university center, part of the state system that is the USA’s largest comprehensive system of public higher education, replaced its existing Oracle administrative solution with a unified digital campus solution built on SunGard Higher Education’s Banner administrative system.

•	A community college in Michigan selected SunGard Higher Education to help it improve its technical environment through on-site managed services and implementation of a new digital campus, replacing an Oracle administrative solution.

•	As part of a contract with a UK ambulance trust, a supplier of secure digital communications selected SunGard Vivista for implementation and system integration of control room dispatch and associated communications equipment.

Availability Services revenue increased 5% to $340 million for the quarter. The deferred revenue adjustment related to Availability Services in the third quarter of 2005 was $6 million. Internal revenue increased approximately 4%.

Notable deals in the quarter included:

•	A large electricity supplier in Canada selected SunGard for recovery services.

•	One of the USA’s largest voluntary teaching hospitals selected SunGard for recovery services.

•	A supplier of process engineering and automation solutions selected SunGard for recovery services and managed services.

At September 30, 2006, total debt was $7.43 billion, cash balances were $268 million and off balance sheet debt was $371 million. Capital expenditures were $222 million company-wide for the nine months ended September 30, 2006.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, November 3, 2006 at 9:00 a.m. (Eastern Time). The dial-in number is (719) 457-2638, passcode 2243857. A replay will be available shortly after the end of the call through midnight on November 10, 2006. To listen to the replay, please dial (719) 457-0820, passcode 2243857. You may also listen to the call at www.vcall.com, by clicking on the “Investor Events Calendar” and then on the “listen” icon for SunGard. A replay will be available shortly after the end of the Webcast, through midnight on November 10, 2006 at www.vcall.com.

About SunGard

With annual revenue of $4 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Banner, FRONT ARENA, STN and Vivista are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

Magic Quadrant Disclaimer

The Gartner Magic Quadrant for Higher Education Administrative Suites, 2006, by Marti Harris, Michael Zastrocky, and Jan-Martin Lowendahl, is copyrighted September 26, 2006 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage, general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, including our Form 10-Q for the quarter ended September 30, 2006, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Predecessor	Successor
	Period from July 1 to Aug. 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Three Months Sept. 30, 2005	Three Months Ended Sept. 30, 2006
Revenue:
Services	$389	$491	$880	$963
License and resale fees	17	42	59	81

Total products and services	406	533	939	1,044
Reimbursed expenses	11	15	26	24

	417	548	965	1,068

Costs and expenses:
Cost of sales and direct operating	205	247	452	493
Sales, marketing and administration	76	117	193	215
Product development	29	36	65	63
Depreciation and amortization	26	33	59	60
Amortization of acquisition-related intangible assets	15	51	66	99
Merger costs	103	18	121	2

	454	502	956	932

Income (loss) from operations	(37)	46	9	136
Interest income	3	2	5	4
Interest expense and amortization of deferred financing fees	(3)	(88)	(91)	(165)
Other expense	—	(3)	(3)	(4)

Loss before income taxes	(37)	(43)	(80)	(29)
Income taxes	5	(20)	(15)	2

Net loss	$(42)	$(23)	$(65)	$(31)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Predecessor	Successor
	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Nine Months Sept. 30, 2005	Year to Date Sept. 30, 2006
Revenue:
Services	$2,126	$491	$2,617	$2,842
License and resale fees	179	42	221	214

Total products and services	2,305	533	2,838	3,056
Reimbursed expenses	66	15	81	79

	2,371	548	2,919	3,135

Costs and expenses:
Cost of sales and direct operating	1,119	247	1,366	1,460
Sales, marketing and administration	456	117	573	659
Product development	154	36	190	191
Depreciation and amortization	141	33	174	175
Amortization of acquisition-related intangible assets	84	51	135	297
Merger costs	121	18	139	5

	2,075	502	2,577	2,787

Income from operations	296	46	342	348
Interest income	9	2	11	10
Interest expense and amortization of deferred financing fees	(17)	(88)	(105)	(483)
Other expense	—	(3)	(3)	(22)

Income (loss) before income taxes	288	(43)	245	(147)
Income taxes	142	(20)	122	(40)

Net income (loss)	$146	$(23)	$123	$(107)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Successor
	Dec. 31, 2005	Sept. 30, 2006
Assets:
Current:
Cash and equivalents	$317	$268
Accounts receivable, net	228	212
Clearing broker assets	391	457
Prepaid expenses and other current assets	206	187
Retained interest in accounts receivable sold	224	256

Total current assets	1,366	1,380
Property and equipment, net	705	738
Software products, net	1,528	1,379
Customer base, net	2,817	2,855
Other assets, net	1,267	1,247
Goodwill	6,904	6,946

Total Assets	$14,587	$14,545

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$46	$44
Accounts payable and accrued expenses	728	608
Clearing broker liabilities	360	415
Deferred revenue	695	720

Total current liabilities	1,829	1,787
Long-term debt	7,383	7,384
Deferred income taxes	1,803	1,832

Total liabilities	11,015	11,003
Stockholder’s equity	3,572	3,542

Total Liabilities and Stockholder’s Equity	$14,587	$14,545

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income (Loss) from Operations to Adjusted Income from Operations

Adjusted income from operations represents income or loss from operations adjusted for amortization of acquisition-related intangible assets, merger and other costs, a one-time charge related to the relocation of an availability services facility, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Predecessor	Successor
(in millions)	Period from July 1 to Aug. 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Three Months Sept. 30, 2005	Three Months Ended Sept. 30, 2006
Income (loss) from operations	$(37)	$46	$9	$136
Amortization of acquisition-related intangible assets	15	51	66	99
Merger and other costs	103	18	121	2
Purchase accounting adjustments	—	12	12	2
Stock based compensation and other costs	—	11	11	14

Adjusted income from operations	$81	$138	$219	$253

	Predecessor	Successor
(in millions)	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Nine Months Sept. 30, 2005	Nine Months Ended Sept. 30, 2006
Income from operations	$296	$46	$342	$348
Amortization of acquisition-related intangible assets	84	51	135	297
Merger and other costs	121	18	139	5
One-time charge related to the relocation of an availability services facility	11	—	11	—
Purchase accounting adjustments	—	12	12	9
Stock based compensation and other costs	—	11	11	36

Adjusted income from operations	$512	$138	$650	$695

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facility, both of which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Predecessor	Successor
(in millions)	Period from July 1 to Aug. 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Three Months Sept. 30, 2005	Three Months Ended Sept. 30, 2006
Net loss	$(42)	$(23)	$(65)	$(31)
Interest expense, net	—	86	86	161
Taxes	5	(20)	(15)	2
Depreciation and amortization	41	84	125	159

EBITDA	4	127	131	291
Purchase accounting adjustments	—	12	12	—
Non-cash charges	60	8	68	10
Unusual or non-recurring charges	43	19	62	5
Restructuring charges or reserves	1	—	1	—
Acquired EBITDA, net of disposed EBITDA	—	1	1	2
Other	—	1	1	3

Adjusted EBITDA - Senior Credit Facility	108	168	276	311
Loss on sale of receivables	—	4	4	7

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$108	$172	$280	$318

	Predecessor	Successor
(in millions)	Period from Jan. 1 to Aug. 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Nine Months Sept. 30, 2005	Year to Date Sept. 30, 2006
Net income (loss)	$146	$(23)	$123	$(107)
Interest expense, net	8	86	94	473
Taxes	142	(20)	122	(40)
Depreciation and amortization	225	84	309	472

EBITDA	521	127	648	798
Purchase accounting adjustments	—	12	12	2
Non-cash charges	61	8	69	28
Unusual or non-recurring charges	61	19	80	16
Restructuring charges or reserves	12	—	12	—
Acquired EBITDA, net of disposed EBITDA	17	1	18	3
Other	2	1	3	14

Adjusted EBITDA - Senior Credit Facility	674	168	842	861
Loss on sale of receivables	—	4	4	20

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$674	$172	$846	$881